  Exhibit 99.2

Zoom Telephonics Announces CEO Transition

Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading creator of cable modems and other Internet access products, today announced that Joe Wytanis has stepped down from the position of CEO. To ensure a smooth transition, Wytanis will act as an advisor to the board. Zoom’s Board of Directors has formed a CEO search committee, led by Zoom Chairman Jeremy Hitchcock.

“I am extremely proud of the team’s accomplishments throughout my tenure,” said Wytanis. “As the demand for reliable home connectivity has never been higher, Zoom is on an exciting trajectory. We’ve seen outstanding growth in e-commerce and storefront retail, inspiring Zoom to focus its product development and marketing initiatives. Accordingly, we have decided Zoom needed leadership more specialized in those areas as I pursue career opportunities closer to my home location and in the cable MSO space. I look forward to my continued involvement.”

Joe Wytanis joined Zoom in 2018 as a veteran of the Cable Multi-Network Operator (MSO) industry, serving in executive roles at High Tech Associates, Flextronics, SMC Networks, and Cisco Systems.

“On behalf of the Board, I would like to thank Joe for his exceptional leadership,” said Hitchcock. “He has expertly leveraged the company’s strengths in manufacturing, supply chain management, and talent to unlock new growth opportunities, even in the face of Covid-19 challenges. We appreciate his participation in finding his successor and wish him much success in his future endeavors.”

This management announcement follows Zoom’s recent CFO appointment last quarter. In the past year, Zoom has bolstered the executive team for a new phase of expansion. Key hires include:

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Jacquelyn Barry Hamilton, now Zoom CFO, formerly served as CFO at Modo Labs, Netcracker Technology, Intronis, and the Global Technology Division at Monster Worldwide.

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Phil Stanhope, now Zoom CTO, formerly served as VP Technology Strategy, Dyn/Oracle and VP Engineering at Yottaa, Wimba, Aspen Technology, and Adesso Systems.

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John Lauten, now Zoom SVP Operations, formerly served in operational leadership roles at SKULLY Technologies, TechCXO, FOX Factory, and Cisco.

Later today, Zoom Telephonics will be releasing Q1 2020 financial results. The earnings call previously scheduled for May 12, 2020 will be cancelled. For more information, visit http://www.zoomtel.com.

About Zoom Telephonics

Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP) is the creator of innovative Internet access products that dependably connect people to the information they need and the people they love. Founded in 1977 in Boston, MA, the company now delivers cable modems, routers, and other communications products under the globally-recognized Motorola brand. For more information about Zoom and its products, please visit www.zoom.net and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Investor Relations Contact:
Jeremy Hellman, Vice-President
The Equity Group Inc.
Phone: 212-836-9626
Email: jhellman@equityny.com